United Dominion Realty Trust, Inc.            EXHIBIT 12
                  Computation of Ratio of Earnings to Combined
                  Fixed Charges and Preferred Stock Dividends
                             (DOLLARS IN THOUSANDS)

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

                                                        Three Months        Three Months         Six Months           Six Months
                                                           Ended               Ended                Ended               Ended
                                                          June 30,            June 30,            June 30,             June 30,
                                                            1995                1996                1995                 1996
                                                      -------------------------------------   -----------------------------------
Net income                                                 $11,569              $8,166              $17,719             $17,725

Add:
  Portion of rents representative
    of the interest factor                                      43                  88                   90                 176
  Interest on indebtedness                                  10,135              11,237               20,589              21,883
                                                       ============   =================   ==================   =================
    Earnings                                               $21,747             $19,491              $38,398             $39,784
                                                       ============   =================   ==================   =================

Fixed charges and preferred stock dividend:
  Interest on indebtedness                                 $10,135             $11,237              $20,589             $21,883
  Capitalized interest                                          --                 124                   --                 254
  Portion of rents representative
    of the interest factor                                      43                  88                   90                 176
                                                      ------------   -----------------   ------------------   -----------------
     Fixed charges                                          10,178              11,449               20,679              22,313
                                                       ------------   -----------------   ------------------   -----------------
Add:
  Preferred stock dividend                                   1,781               2,428                1,781               4,856
                                                       ------------   -----------------   ------------------   -----------------
     Combined fixed charges and preferred
      stock dividend                                       $11,959             $13,877              $22,460             $27,169
                                                       ============   =================   ==================   =================

Ratio of earnings to fixed charges                            2.14x               1.70x                1.86x               1.78x

Ratio of earnings to combined fixed charges
     and preferred stock dividend                             1.82                1.40                 1.71                1.46

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